Exhibit 99.1

NEWS RELEASE	PICO HOLDINGS, INC.

FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER & FULL YEAR 2007 RESULTS
AND THE ELECTION OF JOHN D. WEIL AS CHAIRMAN
     (LA JOLLA, CALIFORNIA)—February 29, 2008—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $525.9 million ($27.92 per share) at December 31, 2007, compared to shareholders’ equity of $405.2 million ($25.52 per share) at the end of 2006. A net loss of $1.3 million ($0.07 per share) was recorded for 2007, compared to net income of $29.2 million ($1.95 per share) in 2006.
     During 2007, shareholders’ equity increased by $120.7 million, representing growth in book value per share of 9.4%. The principal contributors to the growth in shareholders’ equity were the issuance of 2.8 million new shares for net proceeds of $100.1 million at a price of $37 per share in February 2007, and a $16.3 million increase in net unrealized appreciation in investments (after-tax).
     The Company also announced that its Board of Directors elected John D. Weil as Chairman of the Board on February 28, 2008. Mr. Weil will serve in a non-employee capacity and will not receive compensation from the Company, other than his fees as a director. Accordingly, Mr. Weil will remain an “independent” director under NASDAQ rules.
     Mr. Weil has been a Director of PICO Holdings since 1996, and Physicians Insurance Company of Ohio since 1987. Mr. Weil was PICO’s Lead Director from May 2007 until he was elected Chairman. Mr. Weil is President of Clayton Management Company, an investment company, and also serves on the board of directors of Allied Health Products, Inc. and Baldwin & Lyons, Inc.
     Mr. Weil beneficially owns 13.7% (2,586,666 shares) of PICO’s common stock.
     PICO’s President and Chief Executive Officer, John Hart, commenting on the 2007 results said:
     “Book value per share grew by 9.4% in 2007, which means that over the past 3 years shareholders’ equity on a per-share basis has increased by a total of 38.9%, or an annual average rate of almost 13%. This return is after tax, and was achieved with very little leverage. Despite this performance, our share price declined dramatically in the fourth quarter of 2007, and the first two months of this year. Although we can only speculate as to the cause of our share price decrease, we assume that it is partly related to the decline in the housing sector. Given that the long-term trend in our markets is for continued population growth, and that the availability of water relative to that projected growth is decreasing, we think that the market may have over-reacted with regard to our share price. We recognize that the current housing situation may take some time to work out, which could potentially lead to a delay in the absorption of our water. However, historically we have seen delays in absorption more than offset by price increases. The next up-turn will start from an even larger population base relative to decreasing availability of developable land and finite supplies of water.
     “In anticipation of a slow-down in the housing market, which could provide attractive purchase opportunities for water resources and land, and difficult capital markets, we raised more than $100 million in February 2007. At the end of 2007, we had approximately $119 million of cash and short-term fixed-income securities in PICO Holdings and our water and real estate operating subsidiaries, to put to work.
—more—

875 Prospect Street, Suite 301 • La Jolla, California 92037-4264
Phone: (858) 456-6022 • Fax: (858) 456-6480 • www.picoholdings.com

PICO Holdings, Inc.
2007 Results

     “One significant use of the proceeds raised will be the Carson-Lyon Intertie project. During the fourth quarter of 2007, our Vidler Water Company subsidiary entered into joint development and improvement agreements with Carson City and Lyon County, Nevada to provide water resources for planned future growth in Lyon County. The area includes the Dayton corridor which has experienced rapid growth, but where there is now a shortage of the water resources necessary to facilitate further growth. The agreements could lead to up to 4,000 acre-feet of water being made available to support development projects in the Dayton corridor. The agreements allow for Carson River water rights owned or controlled by Vidler to be conveyed for use in Lyon County, and for the municipal water systems of Carson City and Lyon County to be upgraded and inter-connected. Additional benefits to Carson City and Lyon County include more stable and flexible water supplies, upgraded and improved water infrastructure, and the transfer of riverfront land to public ownership for preservation as open space. The estimated capital costs of the projects range from $18 million to $23 million over a period of 4 to 6 years. Such costs depend on the actual volume of water to be delivered through the new infrastructure, which is currently estimated to be between 2,600 and 4,000 acre-feet per year. At this time, we own or control approximately 2,600 acre-feet of Carson River water rights, and are purchasing additional supplies in the area.
     “Construction of the pipeline and related infrastructure to convey up to 8,000 acre-feet of water annually from Fish Springs Ranch to the north valleys of Reno is now complete and testing is scheduled to conclude in March. We anticipate delivering the first water to customers in the north valleys in the first half of 2008. Completion of this major infrastructure project is a special accomplishment, particularly for those of us who have been involved with PICO since the restructuring in 1993 when the Company’s market capitalization was $9 million, and falling. Dorothy Timian-Palmer, Steve Hartman, and the rest of the Vidler team have performed superbly.
     “Our Real Estate Operations segment generated pre-tax income of $8.1 million in 2007. Nevada Land & Resource Company sold approximately 96,000 acres of former railroad land for $9.5 million, generating gross margin of $6.8 million. Although the volume of acreage sold in 2007 was less than 2006, the gross margin percentage earned on sales of former railroad land continued to improve, exceeding 71% in 2007.
     “Our Insurance Operations in Run Off segment reported $9.8 million in income before taxes for 2007. This included $4 million in realized gains, and a $3.6 million contribution to income from a reduction in claims reserves in all of our lines of business. The investment portfolio of the insurance companies generated a total return of approximately 12%, primarily driven by our holdings of European equities.
     “Finally, the share price re-rating of Jungfraubahn Holding AG, the remaining significant holding in the Business Acquisitions and Financing Operations segment, continued last year. For 2007, we earned a total return of approximately 38% from our holding in Jungfraubahn in U.S. dollar terms.”
NET BOOK VALUE
     The following summary is provided as a supplement to the financial statements contained in PICO’s 10-K, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value	Percentage
Water Resource and Water Storage Operations	$201.4 million	38.3%
Real Estate Operations	69.5 million	13.2%
Business Acquisitions and Financing Operations	146.3 million	27.8%
Insurance Operations in “Run Off”	108.7 million	20.7%

Shareholders’ Equity	$525.9 million	100.0%

—more—

PICO Holdings, Inc.
2007 Results

2007 FULL YEAR SEGMENT RESULTS OF OPERATIONS
     Our full year segment results of operations are:

	2007	2006
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$(5,283,000)	$(2,451,000)
Real Estate Operations	8,109,000	30,499,000
Business Acquisitions and Financing Operations	(10,591,000)	6,839,000
Insurance Operations in “Run Off”	9,779,000	15,980,000

Income Before Taxes & Minority Interest	$2,014,000	$50,867,000
Income tax provision	(3,536,000)	(19,390,000)
Minority interest	252,000	34,000
Loss from discontinued operations, net		(2,268,000)

Net Income	$(1,270,000)	$29,243,000

     PICO is a diversified holding company. PICO seeks to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
     Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, one of the largest private landowners in the state of Nevada. Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Colorado, California, and Idaho. Nevada Land owns approximately 460,000 acres of former railroad land in northern Nevada, and certain water rights and mineral rights related to the property.
FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
     In the fourth quarter of 2007, PICO earned net income of $1.4 million ($0.08 per share), compared to net income of $9.8 million ($0.64 per share) in the fourth quarter of 2006. During the final quarter of 2007, shareholders’ equity decreased by $5 million ($0.27 per share), primarily due to a reduction in net unrealized appreciation in investments (after-tax).
     Our fourth quarter segment results of operations are:

	2007	2006
Income (Loss) Before Taxes & Minority Interest By Operating Segment:
Water Resource and Water Storage Operations	$(626,000)	$(942,000)
Real Estate Operations	2,783,000	5,587,000
Business Acquisitions and Financing Operations	(3,513,000)	2,473,000
Insurance Operations in “Run Off”	5,950,000	4,845,000

Income Before Taxes & Minority Interest	$4,594,000	$11,963,000
Income tax provision	(3,397,000)	(4,893,000)
Minority interest	252,000
Income from discontinued operations, net		2,743,000

Net Income	$1,449,000	$9,813,000

OTHER INFORMATION AND WHERE TO FIND IT
     At December 31, 2007, PICO Holdings, Inc. had a market capitalization of $634.1 million, and 18,833,737 shares issued and outstanding (net of treasury stock).
     Given the size and diversity of our asset base, this release only summarizes our 2007 results. For fuller information on our principal activities and assets, recent developments, and the current outlook, we encourage all investors to read our Form 10-K report for 2007, which has already been filed with the Securities and Exchange Commission. The report can be accessed on-line via our web-site (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 ext. 255) to request a paper copy.
—more—

PICO Holdings, Inc.
2007 Results

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements”, that is statements related to future, not past, events. In this context, forward-looking statements often address our current expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, or “will”. By their nature, forward-looking statements address matters that are, to different degrees, uncertain. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, and undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Such statements include, but are not limited to, statements regarding the completion of the Fish Springs pipeline project on budget and on schedule; the timeline for delivery of water through the Fish Springs pipeline; the trend for increasing water demands in the northern valleys of Reno; long term projections for population growth in the West and the availability of developable land; the anticipated closing of the land sales in escrow at Nevada Land; the future demand for lands owned by PICO; and the growth plans of PICO. Such forward-looking statements are subject to a number of risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to (a) uncertainties regarding the construction of the Fish Springs pipeline; (b) the risk that demand for strategic water assets will not increase or continue; (c) Vidler’s ability to identify properties which are best suited for development; (d) governmental approval processes and PICO’s ability to work with governmental agencies; (e) PICO’s ability to identify promising businesses in which the Company can create value. Other risks and uncertainties are detailed from time to time in PICO’s filings with the United States Securities and Exchange Commission, including those described under the heading “Risk Factors” in our annual report on Form 10-K.
# # #

CONTACT: Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216